Exhibit 99

    CompuDyne Files Request for an Oral Hearing to Stay Delisting

    ANNAPOLIS, Md.--(BUSINESS WIRE)--May 16, 2005--CompuDyne Corporation (Nasdaq:CDCYE), an industry leader in sophisticated security products, filed a request for an oral hearing to stay Nasdaq's delisting procedure.
    As previously reported, on May 4, 2005, the Company received a notice from the Listing Qualifications Department of The Nasdaq Stock Market stating that due to the Company's failure to timely file its Sarbanes-Oxley 404 Report, the Company was no longer in compliance with the requirements of Marketplace Rule 4310(c)(14) (the "Rule"). The Rule requires the Company to file with Nasdaq copies of all reports required to be filed with the Securities and Exchange Commission (the "SEC") on or before the date they are required to be filed with the SEC.
    The Nasdaq Stock Market notified the Company that the Company's securities will be delisted from The Nasdaq Stock Market at the opening of business on May 13, 2005, unless the Company requests a hearing appealing the delisting with The Nasdaq Stock Market's Listings Qualifications Panel (the "Panel") in accordance with the Marketplace Rules 4800 Series. Such a request for an appeal to the Panel will stay the delisting of the Company's securities pending the Panel's decision.
    The Company has timely filed its appeal to the delisting to the Panel and is working diligently to file its 404 Report.

    Certain statements made in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including those statements concerning the Company's expectations with respect to future operating results and other events. Although the Company believes it has a reasonable basis for these forward-looking statements, these statements involve risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors which could cause actual results to differ from expectations include, among others, capital spending patterns of the security market and the demand for the Company's products, competitive factors and pricing pressures, changes in legislation, regulatory requirements, government budget problems, the Company's ability to secure new contracts, the ability to successfully grow the Company by completing acquisitions, the ability to remain in compliance with its bank covenants, delays in government procurement processes, ability to obtain bid, payment and performance bonds on various of the Company's projects, technological change or difficulties, the ability to refinance debt when it becomes due, product development risks, commercialization difficulties, adverse results in litigation, the level of product returns, the amount of remedial work needed to be performed, costs of compliance with Sarbanes-Oxley requirements and the impact of the failure to comply with such requirements, risks associated with internal control weaknesses identified in complying with Section 404 of Sarbanes-Oxley, and general economic conditions. Risks inherent in the Company's business and with respect to future uncertainties are further described in its other filings with the Securities Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports.

    CONTACT: CompuDyne Corporation
             Investor Relations
             Geoffrey F. Feidelberg, 410-224-4415 ext.313 investors.relations@compudyne.com